QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.2

SEVERANCE AGREEMENT

        This Severance Agreement (the "Agreement") is dated effective as of March 5, 2004, and is entered into by and between OAKLEY, INC., a Washington corporation (the "Company"), and R. Link Newcomb (the "Executive").

R E C I T A L S

        WHEREAS, the Executive is currently employed by the Company pursuant to that certain Amended and Restated Employment Agreement, dated May 1, 1999, as amended effective December 31, 1999 (the "Employment Agreement").

        WHEREAS, the Executive and the Company desire to cancel in full their respective rights and obligations set forth in the Employment Agreement and to enter into this Agreement;

        WHEREAS, the Executive has been granted options to purchase Common Stock of the Company pursuant to the terms and conditions of the Company's 1995 Stock Incentive Plan, as amended from time to time, and the option agreements entered into between the Executive and the Company thereunder. Except as otherwise set forth in Option Benefits below, none of the provisions of this Agreement are intended to affect the terms or conditions of such options.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants herein contained, the Company and the Executive agree as follows:

        1.    Cancellation of Employment Agreement; At Will Employment.    The Employment Agreement is hereby cancelled, effective on the date hereof and, except for accrued salary and expense reimbursement items owed to the Executive by the Company as of the date hereof, neither the Company nor the Executive has any rights or obligations remaining under the Employment Agreement. From and after the date hereof, the Executive's employment with the Company will be on an at-will basis, meaning that either the Executive or the Company may terminate the employment relationship at any time for any reason or for no reason, and without further obligation or liability, except as set forth in this Agreement.

        2.    Term of Agreement.    This Agreement shall commence on the date hereof and shall continue in effect until January 31, 2005, or, if any of the events set forth in Section 3 of this Agreement shall have occurred prior to January 31, 2005, the date that any and all benefits due to Executive under this Agreement have been paid in full and all obligations of the Company to the Executive under this Agreement have been performed; provided, however, that this Agreement shall continue in full force and effect thereafter with respect to Sections 3(c)(ii) and 5(ii) for so long as specified therein.

        3.    Severance Benefits.    Subject to the Executive's executing and, if applicable, not revoking, a release of claims satisfactory to the Company substantially in the form attached hereto as Exhibit A (the "Release of Claims"), in the event the Executive's employment is terminated (i) by the Company other than for Cause (as such term is defined below) or other than as a result of Executive's death or Disability (as such term is defined below) or (ii) by Executive for Good Reason (as such term is defined below), Executive shall be entitled to the following benefits (the "Severance Benefits"):

          (a)    Severance Payment.    A payment (the "Severance Payment"), in lieu of any other severance payment pursuant to any other plan or agreement of the Company or any subsidiary thereof to which the Executive is otherwise entitled (including, but not limited to any severance plan), of an amount comprised of his (i) then annual base salary as in effect immediately prior to the date of termination (the "Termination Date"), which amount shall be payable either in a lumpsum or in twelve monthly installments (in each case at the sole discretion of the Board of Directors of the Company (the "Board") or the compensation committee thereof (the "Compensation Committee")) commencing within 10 business days following the effective date of the Release of Claims; and (ii) share of the bonus otherwise payable under the Company's Amended and Restated Executive Officer Performance Bonus Plan (determined as set forth below)

  had he remained in the employ of the Company through the date on which bonuses are paid by the Company with respect to the year in which the Termination Date occurs, which amount shall be payable within 5 days following the determination of the amount of the payment as described below. The Severance Payment shall be less all applicable federal, state and local taxes and other normal payroll withholdings.

          For the purposes of this Section 3(a), the amount of the bonus payable to the Executive, if any, shall be determined in good faith by the Board or the Compensation Committee, whose determination shall be final and binding on the Executive, within 15 days following the end of the month in which the Termination Date occurs. The amount of the bonus payable shall be determined (i) on the basis of the Company's earnings per share results through the end of the calendar month in which the Termination Date occurs (as determined by the Company's senior financial officer), as measured against the portion of any Company earnings per share target which had been established by the Board or Compensation Committee as the basis for payment of all or any portion of such bonus which is related to such time period, and (ii) if applicable, on the basis of Executive's individual performance through the Termination Date as measured against his performance targets established by the Company for such time period, each as pro-rated for the period through the end of the calendar month in which the Termination Date occurs.

          (b)    Medical Benefits.    Provided the Executive timely elects coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended, ("COBRA"), the Company shall pay, on the Executive's behalf, his group health insurance premiums, including coverage for his eligible dependants that were enrolled immediately prior to the Termination Date, for a period not to exceed ninety (90) days following the Termination Date. The Executive will advise the Company promptly upon his becoming eligible for medical benefits from another source, and, if such occurs, the Company's obligation to pay the Executive's COBRA premiums will cease. The Executive shall be entitled to maintain coverage for himself and his eligible dependents at his own expense for the balance of the period that the Executive is entitled to coverage under COBRA.

          (c)    Option Benefits.

            (i)    The acceleration of vesting of that portion of the Executive's options to purchase common stock of the Company that are outstanding as of the date of termination, if any, that would have become vested during the nine-month period immediately following the Termination Date had the Executive remained continuously employed by the Company during such period.

            (ii)   Executive shall be entitled to exercise his stock options to the extent vested on the Termination Date (including any stock options the vesting of which is accelerated pursuant to subsection (c)(i) above) for a period of two years from the Termination Date.

          (d)    Definitions.    As used, herein, the following terms shall have the indicated meanings:

            (i)    "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform his or her duties with the Company (other than by reason of the Executive's Disability), (ii) the willful engaging by the Executive in conduct that is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, (iii) the Executive's conviction of or entry of a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, (iv) the commission by the Executive of any act of theft, embezzlement or fraud in connection with his employment with the Company, or (v) the Executive's appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing from anyone other than the Company any personal profit without the Company's consent in connection with any transaction entered into on behalf of the Company.

            (ii)   "Disability": The Executive will be deemed to have a "Disability" if, for physical or mental reasons, the Executive is unable to perform the essential functions of his duties, with or without reasonable accommodation, for a period of one-hundred-twenty (120) consecutive days or one-hundred-eighty (180) days during any twelve-month period.

            (iii)  "Good Reason" for termination by Executive of his employment with the Company shall mean the assignment of the Executive of any duties substantially inconsistent with his position, duties, responsibilities and status with the Company.

        Executive shall not be entitled to the Severance Benefits set forth in this Section 3 if (i) the Executive's employment in terminated by the Company for Cause or as a result of Executive's death or Disability or (ii) the Executive terminates his employment with the Company other than for Good Reason.

        4.    Additional Benefits.    The benefits provided to the Executive under this Agreement are intended to be in addition to and supplement any benefits to which the Executive may otherwise be entitled to receive (other than pursuant to the Severance Plan) under any retirement, pension, profit sharing, stock option, stock incentive or similar compensation plan provided by the Company to its executive officers.

        5.    Participation in Executive Severance Plan; Option Exercise Period.    During the term of this Agreement, Executive shall not be eligible to participate in the Oakley, Inc. Executive Severance Plan (the "Severance Plan"). If Executive is employed by the Company on January 31, 2005, Executive shall, without further action by the Company, (i) become an Eligible Employee pursuant to the Severance Plan as of such date and will be entitled to the benefits provided thereunder, as the same may be modified or amended from time to time, provided that the benefits to be provided thereunder as of the date hereof may not be modified as to the Executive for a period of two (2) years after the Executive first becomes an Eligible Employee, and (ii) be entitled to exercise his stock options to the extent vested on any Termination Date (including any stock options the vesting of which is accelerated) for a period of two years from the Termination Date.

        6.    No Mitigation.    The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

        7.    Confidentiality.    The Executive acknowledges that in his employment with the Company he will occupy a position of trust and confidence. The Executive shall not, except as may be required in the normal course of business to perform his duties of employment by the Company or as required by applicable law, without limitation in time or until such information shall have become public other than by the Executive's unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries or affiliates. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not disclosed by the Company for financial reporting purposes and that was learned by the Executive in the course of his employment by the Company, its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, its subsidiaries and affiliates, and that such information gives the Company a competitive advantage. The Executive agrees to (i) deliver or return to the Company, at the Company's request at any time or upon termination of his employment or as soon thereafter as possible, (A) all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company, its subsidiaries and affiliates, or prepared by the Executive during the term of his employment by the Company, its subsidiaries or affiliates, and (B) all notebooks and other data relating to research or experiments or other work conducted by the Executive in the scope of employment or any inventions made, created, authored, conceived, or reduced to practice by the Executive, either alone or jointly with others, and (ii) make full disclosure relating to any inventions.

        8.    Successors.    Any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company shall assume all obligations of the Company under this Agreement and all rights of the Company under this Agreement shall inure to such successor, in the same manner and to the same extent that the Company would be required to perform and be entitled to the benefits of this Agreement if no such succession had taken place.

        9.    Notices.    All notices and other communications under this Agreement shall be in writing and delivered to the addresses set forth below and shall be effective when delivered, if hand delivered; three (3) days after mailing by first class mail, certified or registered with return receipt requested; and 24 hours after transmission of a fax:

If to Company:	Oakley, Inc. One Icon Foothill Ranch, California 92610 Attention: Chairman of the Board
If to the Executive:	R. Link Newcomb 1247 Skyline Drive Laguna Beach, California 92651

Either party may change such party's address for notices by notice duly given pursuant hereto.

        10.    Arbitration.    The Company and Executive agree that any dispute arising as to the parties' rights and obligations hereunder shall, at the election and upon written demand of either party, be submitted to arbitration before a single neutral arbitrator in the county and state in which Executive is working for the Company at the time such dispute arises and will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, which Rules shall be modified by the arbitrator to the extent necessary to comply with applicable law. The arbitrator shall not have authority to add to, modify, change or disregard any lawful terms of this Agreement or to issue an award that is contrary to applicable law. The decision of the arbitrator shall be final and binding and enforceable in any court of competent jurisdiction. The parties further agree, notwithstanding the foregoing, that (i) the provisions of the California Arbitration Act, including Sections 1281.8 and 1283.05 of the California Code of Civil Procedure, will apply to any arbitration hereunder; (ii) the Company shall pay any costs and expenses that Executive would not otherwise have incurred if the dispute had been adjudicated in a court of law, rather than through arbitration, provided, however, that if either party prevails on a statutory claim that affords the prevailing party an award of attorney's fees, the arbitrator may award reasonable attorney's fees to the prevailing party, consistent with applicable law; and (iii) any hearing must be transcribed by a court reporter and any decision of the arbitrator must be set forth in writing, consistent with the applicable state or federal law and supported by essential findings of fact and conclusion of law. The provisions of this Section 10 shall survive the termination or revocation of this Agreement.

        11.    Indemnification.    Notwithstanding anything herein to the contrary, nothing in this Agreement or the Release of Claims is intended to modify or terminate the Company's obligations under the Indemnification Agreement, dated February 7, 2003, between Executive and the Company, or any amendment thereto or replacement therefore entered into after the date hereof.

        12.    Miscellaneous.

          (a)    Modification and Waiver.    Except as otherwise specifically provided in this Agreement, no provision of this Agreement may be modified, waived or discharged unless such waiver,

  modification or discharge is agreed to in writing and signed by both the Company and the Executive. No waiver at any time by either party to this Agreement of any breach by the other party hereto of, or failure to comply with, any provision hereof shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time.

          (b)    Entire Agreement.    No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement supercedes in its entirety the terms and conditions of the Employment Agreement, and the Employment Agreement shall have no further force or effect.

          (c)    Governing Law.    This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California.

          (d)    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, as of the day and date first above written.

EXECUTIVE	OAKLEY, INC.

By:

Its:

Exhibit A

GENERAL AND SPECIAL RELEASE

        This General and Special Release ("Release") is entered into as of this [    ] day of [            ], 200[    ] by and between OAKLEY, INC., a Washington corporation (the "Company") and Link Newcomb, an employee of the Company ("Executive") (collectively, the "Parties").

        WHEREAS, Executive and the Company are parties to a severance agreement dated as of [date], governing the terms and conditions applicable upon termination of Executive's employment with the Company (the "Severance Agreement");

        WHEREAS, pursuant to the terms of the Severance Agreement, the Company has agreed to pay Executive certain severance benefits under the terms and conditions specified therein, provided that Executive has executed [, and not revoked,] a general and special release of claims in favor of the Company;

        WHEREAS, Executive's employment with the Company is being terminated effective [Date];

        WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to Executive's employment with and termination from the Company and all other relationships between Executive and the Company, up to and including the date of execution of this Release.

        THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

        1.    TERMINATION OF EMPLOYMENT.    Executive's employment with the Company shall terminate on [Date] (the "Termination Date").

        2.    SEVERANCE BENEFITS.

        a.     Pursuant to the terms of the Severance Agreement, and in consideration of Executive's release of claims and the other covenants and agreements contained herein and therein, and provided that Executive has signed this Release and delivered it to the Company, [and has not exercised any revocation rights as provided in Paragraph 6 below,] the Company shall pay the Severance Payment (as that term is defined in the Severance Agreement) and benefits specified in Paragraph 3 of the Severance Agreement (the "Severance") to Executive in the time and manner provided therein.

        b.     Executive acknowledges and agrees that the Severance constitutes consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Severance Agreement, the Company otherwise would not be obligated to provide, nor would Executive otherwise be entitled to receive.

        3.    EFFECTIVE DATE.    Provided that it has not been revoked pursuant to Paragraph 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by Executive (the "Effective Date"). [NOTE: This paragraph should be removed for any employee who is under 40 at the time of entering into the Release.]

        4.    EFFECT OF REVOCATION.    Executive acknowledges and agrees that, in the event that Executive revokes this Release pursuant to Paragraph 6 hereof, Executive shall have no right to receive the Severance. [NOTE: This paragraph should be removed for any employee who is under 40 at the time of entering into the Release.]

        5.    GENERAL AND SPECIAL RELEASE.

        a.     In consideration of the Severance and the Company's other covenants contained herein and in the Severance Agreement, Executive hereby forever releases and discharges the Company and its parent, subsidiary, related and/or affiliated companies ("Affiliates") and each of its and their past and present officers, directors, managers, employees, agents, attorneys, and each of its and their respective successors and assigns (the "[Company] Released Parties") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the [Company] Released Parties, arising out of or relating in any way to Executive's hiring by, employment with, or separation from the Company, from the beginning of time through the date Executive executes this Release, other than any claim for the failure of the Company to provide to Executive any vested benefits or right under any of its "employee benefit plans" or arrangements (if any) in which Executive is vested (the "Released Claims"). This release specifically extends to, without limitation, claims for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the California Constitution, the United States Constitution, and applicable state and federal statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the National Labor Relations Act, the Labor-Management Relations Act, the Worker Retraining and Notification Act of 1988, the Rehabilitation Act of 1973, as amended, the Americans With Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the California Fair Employment and Housing Act, and the California Labor Code (all as amended from time to time).

        b.     The Company hereby forever releases and discharges Executive and his agents, successors, heirs and beneficiaries (the "Executive Released Parties") from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that the Company had, now has, or may hereafter claim to have against the Executive Released Parties, arising out of or relating in any way to Executive's hiring by, employment with, or separation from the Company, from the beginning of time through the date Executive executes this Release. Notwithstanding the foregoing, nothing contained herein shall release Executive from any claim relating to the breach by Executive of any confidentiality agreements with or similar obligations to the Company.

        c.     Each of Executive and the Company acknowledges and agrees that it is his or its intention to forever bar every claim described in Paragraphs 5(a) and (b) herein, whether known or unknown to the Parties at this time or discovered later. The Parties understand and acknowledge that there are laws which may invalidate releases of claims which are unknown to the releasing party. Each of the Parties hereby expressly waives any protection to which he or it may otherwise be entitled hereunder by virtue of any such law. In particular, and not by way of limitation, each of the Parties represents and acknowledges that he or it is familiar with Section 1542 of the California Civil Code, which provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Each of the Parties hereby waives and relinquishes any rights and/or benefits which he or it has or may have under California Civil Code Section 1542 or any similar applicable law of any state.

        d.     Executive hereby represents that no claim, complaint, charge or other action of any kind on Executive's behalf is pending against any of the Company Released Parties. Executive further represents and hereby agrees that Executive shall not institute a claim, complaint, charge or other action of any kind with any governmental agency or court against any of the Company Released Parties concerning any of the Released Claims. Executive further agrees not to aid or assist any other person in pursuing any claim, charge or action against the Company Released Parties unless compelled to do so by law or court order. Notwithstanding the foregoing, nothing herein prohibits Executive from filing a charge or complaint with the Equal Employment Opportunity Commission ("EEOC") or any other civil rights agency or from participating in any investigation or proceeding of the EEOC. However, Executive waives the right to any damages pursuant to such claims. If Executive is identified in any class action related in any way to matters released or waived in this Paragraph 5, Executive agrees to permanently opt out of the class at the first available opportunity.

        e.     Notwithstanding anything herein to the contrary, nothing in this Release is intended to modify or terminate the Company's obligations under the Indemnification Agreement, dated February 7, 2003, between Executive and the Company, or any amendment thereto or replacement therefore entered into after the date hereof.

        6.    REVIEW [AND REVOCATION] PERIOD.    [Note: The following bracketed provisions (2 sentences re: identifying reasons for termination and persons affected) are to be included ONLY if employee is age 40 or over and is being terminated as part of a group (as defined by ADEA regulations)]. [Executive acknowledges and agrees that this Release has been entered into by Executive and the Company in connection with [describe event necessitating termination and identifying individuals affected thereby]. Executive acknowledges that Executive has been informed in writing, as set forth on Attachment A hereto, of the job titles and ages of all employees who are being offered similar severance benefits, as well as the ages of all employees in the same job classification or category or organizational unit who are not being terminated or offered similar severance benefits.] Executive acknowledges that the Company has advised Executive that Executive may consult with an attorney of Executive's own choosing (and at Executive's expense) prior to signing this Release and that Executive has been given [at least twenty-one (21)/forty-five (45)] days during which to consider the provisions of this Release, although Executive may sign and return it sooner. [The following bracketed language is to be included if Executive is 40 or over at time Release is presented. If termination is part of a group, the applicable review period is 45 days; if termination is solo, the applicable review period is 21 days. If Executive is under 40, Executive may have a review period that is less than 21 days, without a right to revoke.] [To the extent that Executive takes less than [twenty-one (21)/forty-five (45)] days to consider this Release before signing it, Executive acknowledges and agrees that Executive has had sufficient time to consider this Release with an attorney and that Executive expressly, voluntarily and knowingly waives any additional time. Executive further acknowledges that Executive has been advised by the Company that after executing this Release, Executive will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7)-day revocation period has expired. Executive acknowledges and agrees that if Executive wishes to revoke this Release, Executive must do so in writing, and that such revocation must be signed by Executive and received by [a specific person] at [the Company] no later than 5:00 p.m. Pacific Standard Time on the seventh (7th) day after Executive has executed this Release. Executive acknowledges and agrees that, in the event that Executive revokes this Release, Executive will have no right to receive any benefits hereunder, including the Severance.] Executive represents that Executive has read this Release and understands its terms and enters into this Release freely, voluntarily, and without coercion.

        7.    NO DISPARAGEMENT.    Executive agrees not to make any oral or written statements that are disparaging of the Company or any of the Released Parties, or each of their respective present or former officers, directors, agents, employees, successors or assigns.

        8.    CONFIDENTIALITY.    Executive hereby acknowledges the covenant contained in Paragraph 7 of the Severance Agreement, which is incorporated herein, and reaffirms his commitment, as set forth therein, not to disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company, its subsidiaries or affiliates.

        9.    NON-INTERFERENCE.    For a period of twelve (12) months following the Termination Date, Executive shall not, whether for Executive's benefit or the benefit of any other person or entity, directly or indirectly (a) solicit or recruit, or attempt to solicit or recruit, any person known to Executive to be (or to have been within the then immediately-preceding six (6) month period) an employee of or consultant to the Company for any purpose or (b) induce or encourage any such employee or consultant to terminate his, her or its employment or consulting relationship with the Company.

        10.    NON-SOLICITATION.    For a period of twelve (12) months following the Termination Date, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any person or entity known to Executive to be (or to have been within the then immediately-preceding six (6) month period) a customer, client, vendor, supplier or consultant of the Company (a "Customer") to (a) terminate his, her or its relationship with the Company for any purpose or (b) decrease the amount of business that any such Customer conducts with the Company.

        11.    COOPERATION IN LITIGATION.    At the Company's request, Executive shall use his good faith efforts to cooperate with the Company, its Affiliates, and each of its and their respective attorneys or other legal representatives ("Attorneys") in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against the Released Parties by any third party. Executive's duty of cooperation shall include, but not be limited to, (a) meeting with the Company's and/or its Affiliates' Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive's knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its Affiliates' and/or their Attorneys' request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive's then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Executive's knowledge of matters at issue; and (c) signing at the Company's, its Affiliates' and/or their Attorneys' request declarations or affidavits that truthfully state matters of which Executive has knowledge. The Company shall reimburse Executive for the reasonable expenses incurred by him in the course of his cooperation hereunder. The obligations set forth in this Paragraph 11 shall survive any termination or revocation of this Release.

        12.    NON-ADMISSION OF LIABILITY.    Nothing in this Release shall be construed as an admission of liability by Executive or the Released Parties; rather, Executive and the Released Parties are resolving all matters arising out of the employer-employee relationship between Executive and the Company and all other relationships between Executive and the Released Parties.

        13.    BINDING EFFECT.    This Release shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

        14.    GOVERNING LAW.    This Release shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements negotiated, entered into and wholly to be performed therein.

        15.    SEVERABILITY.    Each of the respective rights and obligations of the parties hereunder shall be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. In the event any provision of this Release should be held to be contrary to, or invalid under the law of', any country, state or other jurisdiction, such illegality or invalidity shall not affect in any way any other provisions hereof', all of which shall continue, nevertheless, in full force and effect; any provision which is held to be illegal or invalid in any country, state or other jurisdiction shall, nevertheless, remain in full force and effect in any country, state or jurisdiction in which such provision is legal and valid.

        16.    COUNTERPARTS.    This Release may be signed in counterparts and each counterpart shall be deemed to be an original but together all such counterparts shall be deemed a single agreement.

        17.    ENTIRE AGREEMENT; MODIFICATION.    This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

        18.    ACCEPTANCE.    Executive may confirm his acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to [name & title], [address], no later than 5:00 p.m. Pacific Standard Time on [DATE AT LEAST 21/45 DAYS AFTER EXECUTIVE IS GIVEN THE AGREEMENT IF EMPLOYEE IS 40 OR OVER—Modify according to whether Employee is 40 or over and part of a group termination]. The Company's offer as contained in this Release will expire at such time.

    EXECUTIVE ACKNOWLEDGES AND REPRESENTS THAT EXECUTIVE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF EXECUTIVE'S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

        IN WITNESS WHEREOF, the Parties have executed this Release as of the day and year set forth above.

ACCEPTED AND AGREED:

[Executive's Name] ("Executive")	OAKLEY, INC. ("Company")

[Executive's Name]	By:
Its:
Date: Date:

QuickLinks

  Exhibit 10.2
SEVERANCE AGREEMENT
Exhibit A GENERAL AND SPECIAL RELEASE